EXHIBIT 23.1

                       CONSENT OF SCARANO & TOMARO, P.C.

SCARANO & TOMARO, P.C.                            125 Michael Drive, Suite 101
Certified Public Accountants &                    Syosset, New York 11791
                 Consultants                      516 364-0300 FAX: 516 364-3003

                                              Member of the SEC Practice Section
                                              AICPA Division for CPA Firms





                  CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


USABG Corp.
53-09  97th Place
Corona, NY 11368


As  independent   certified  public  accountants,   we  hereby  consent  to  the
incorporation by reference in this Form S-8 registration statement of our report dated October 4, 1997, for USABG Corp. for the year ended June 30, 1997


/S/ Scarano & Tomaro, P.C.
--------------------------
Scarano & Tomaro, P.C.
Syosset, New York
July 16, 1998

PROSPECTUS

                                 200,000 SHARES

                                   USABG CORP.

                                  COMMON STOCK

                                ($.001 Par Value)

                  USABG Corp. (the "Company" or the "Registrant") is registering an aggregate 200,000 shares of Common Stock (the "Shares") which Shares were issued in March, 1998 in escrow, pending vesting (see "Selling Shareholders") pursuant to the Company's 1994 Senior Management Incentive Plan (the "Management Plan") in escrow in March 1998 pending vesting as follows: 150,000 were issued to Joseph M. Polito, the Company's President and Director, 25,000 were issued to Ronald J. Polito, the Company's Secretary and Director, and 25,000 were issued to Steven J. Polito, the Company's Treasurer. These Officers are hereinafter referred to as the "Selling Shareholders". Upon vesting, the Selling Shareholders may offer the Shares for sale as principals for their own account at any time and from time to time on the NASDAQ National Stock Market ("NASDAQ") or otherwise at prices prevailing at the time of sale or in private sales at prices to be negotiated. The Selling Shareholders, upon sale of the Shares of Common Stock offered hereby will receive the entire proceeds from such sale (see "Selling Shareholders"). Such Selling Shareholders may be deemed to be affiliates of the Company, as that term is defined under Rule 405 of the Securities Act of 1933, as amended.

                               -------------------

                  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

                  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE ANY OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT BE LAWFULLY MADE.

                  The date of this Prospectus is ______________, 1998

                              AVAILABLE INFORMATION


                  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-8 under the
Securities Act, with respect to the shares of Common Stock to which this Prospectus relates. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be copied and inspected at the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements, and other information which is filed electronically through the Commission's Edgar system, all of which information may be viewed through accessing the Commission's Web site located at http://www.sec.gov.

                  The Company's fiscal year end is June 30. The Company is subject to the informational reporting requirements of the Exchange Act and in accordance therewith, files periodic reports, proxy statements, and other information with the Commission. In the event the Company's obligation to file such periodic reports, proxy statements, and other information is suspended, the Company will voluntarily continue to file such information with the Commission. The Company will distribute to its stockholders annual reports containing audited financial statements together with an opinion by its auditing accountants. In addition, the Company may, in its discretion, furnish quarterly reports to stockholders containing unaudited financial information for the first three quarters of each year.

                                   USABG Corp.

                              CROSS REFERENCE SHEET
                    Pursuant to Item 501(b) of Regulation S-K

Registration Statement                   Caption or
Item Number and Caption                  Location in Prospectus
-----------------------                  ----------------------

1. Forepart of the Registration State-   Cover Page of Prospectus
ment and Outside Front Cover Page of
Prospectus

2. Inside Front and Outside Back Cover   Inside Front and Outside
Pages of Prospectus                      Back Cover Pages of
                                         Prospectus

3. Summary Information, Risk Factors     Prospectus Summary, Risk
and Ratio of Earnings to Fixed Charges   Factors, Description of
                                         Plan

4. Use of Proceeds                       Use of Proceeds

5. Determination of Offering Price       Not Applicable

6. Dilution                              Not Applicable

7. Selling Security Holders              Selling Shareholders

8. Plan of Distribution                  Selling Shareholders

9. Description of Securities to be       Description of Plan
Registered

10. Interests of Named Experts and       Legal Opinion
Counsel.

11. Material Changes                     Not Applicable

12. Incorporation of Certain Informa-    Incorporation of
tion by Reference                        Documents by Reference

13. Disclosure of Commission Position    Indemnification of
on Indemnification for Securities Act    Directors and Officers;
Liabilities                              Undertakings

14. Indemnification of Directors and     Indemnification of
Officers                                 Directors and Officers

15. Exemption from Registration Claimed  Exemption from
                                         Registration Claimed

16. Exhibits                             Exhibits

17. Undertakings                         Undertakings

                               PROSPECTUS SUMMARY

         The following summary is intended to set forth certain pertinent facts and highlights from material contained in the body of this Prospectus. The summary is qualified in its entirety by, and should be read in conjunction with, the detailed information and financial statements appearing elsewhere in this Prospectus. Statements contained in this Prospectus which are not historical facts are forward looking statements as defined under the Private Securities Litigation Reform Act of 1995. These forward looking statements include statements with respect to plans, projections, or future performance of the Company and are subject to risks and uncertainties which could cause actual results to differ materially from those projected.

         USABG Corp. (the "Company") was incorporated on September 12, 1988, in the State of Delaware, as Colonial Capital Corp. The Company's current name was established via the filing, in January 1998, of an amendment to its Certificate of Incorporation. The Company is the parent of USA Bridge Construction of N.Y., Inc. ("NY"). In addition, it owns 100% of the outstanding shares of common stock Royal Steel Services, Inc. ("Royal Steel") and 100% of the outstanding shares of common stock of Worldwide Construction Limited ("Worldwide"). These three subsidiaries are the only ones through which the Company operates. Unless the context requires otherwise, all references to the Company include its subsidiaries.

         NY commenced operations in or about June 1993 to serve primarily as a general contractor for construction projects sponsored by federal, state, and local government authorities in the New York State and Metropolitan areas. Though formed to operate as a general contractor, NY operated initially only as a subcontractor. NY's goals were to become a general contractor for municipal projects; however, NY needed financing to enable it to obtain bonding which is required for all municipal projects. To date, NY has provided steel erection for building, roadway, and bridge repair projects for general contractors who have been engaged by private and municipal/governmental customers. In May 1998, its bid on a project to build a medical building in Queens, New York was accepted by the developer thereof, 47-01 Queens Blvd. Realty Corp. NY shall act as general contractor for the project as well as a subcontractor providing structural steel fabrication and erection therefor. The project is valued at approximately $2.4 million. In addition, NY has been given the exclusive right to perform the interior tenant work on the medical building which is valued at approximately $3 million. NY expects to have executed all relevant contracts with respect to this project and to commence work on same by the middle of August 1998.

         As of March 31, 1998, NY completed in excess of twenty-one (21) projects with an aggregate project value of approximately $40,000,000 and was engaged in two (2) projects with an aggregate value of approximately $10,790,000. NY plans to maintain its subcontractor presence in the steel industry; however, it intends also to focus on obtaining projects as a general contractor. During fiscal year ended June 30, 1998, NY did not act as a general contractor for any of its projects and, hence, did not generate any revenues as such.

         NY shall continue to bid on both private and public sector projects as a general contractor and a subcontractor. Most of the steel fabrication projects, both public and private sector, require Bid Bonds and Payment and Performance Bonds. Rarely do the steel erection projects require such bonds, and when NY performs erection and fabrication services together on a project, typically only the fabrication portion of the job is bonded. NY's ability to obtain bonding and its bonding capacity are primarily determined by its net worth, liquid working capital (consisting of cash and accounts receivable), past performance, management expertise, the number and size of projects under construction, and various other factors.

         In December 1996, for its general contracting projects, NY obtained a commitment for a Surety Bond Line of Credit ($10,000,000 single project limit) from United American Guarantee Company, Ltd. ("UAGC"). This commitment allows NY to pursue those general contracting projects in the public and private sectors which require Performance Bonds. To date, it has also allowed NY to obtain Performance Bonds and Labor and Material Bonds for the three subcontracting projects which have required same: the EklecCo., Grand Central Terminal, and Korean Mission projects. Since New York State and City agencies require bonds from bonding companies licensed by the State of New York, however, and UAGC is not a New York licensed bonding company, NY is as yet unable to bid as a general contractor on projects for New York State and City agencies.

         Royal Steel was formed by the Company in November 1997 to undertake steel erection projects which carry a considerably smaller dollar value than those which NY undertakes. Worldwide was formed by the Company in December 1997, in the British Virgin Islands, as a holding company which owns 80% of each of Falcon TChad S.A. ("Falcon") and Portshop S.A. ("Portshop"), both of which companies were incorporated in Chad, a country located in North Central Africa. Chad is a country with abundant natural resources such as cattle, cotton, limestone, and crude oil. The remaining 20% of each of Falcon and Portshop is owned by Diversified Investments Africa S.A. ("DIA"), a Luxembourg company unaffiliated with the Company. Falcon and Portshop were jointly formed by Worldwide and DIA, both of which received their shares in the companies as founders thereof and as facilitators of the relationships between Falcon and Portshop and the entities with which Falcon and Portshop intend to do business in Chad; accordingly, no cash consideration was paid to either of Falcon or Portshop by Worldwide or DIA. DIA facilitated the commencement of the Chadian operation for both companies by acting as a liaison with the Chadian government and by developing business contacts and operations in Chad. Falcon will operate as a full service transportation, forwarding, and warehousing company in the city of N'Djamena. Portshop shall stock and operate a duty free store in Chad's sole international airport. Worldwide shall operate as the liaison between Portshop, Falcon, and the governmental or private entities with which these companies intend to contract in Chad.

         Falcon shall offer full transportation services including forwarding (i.e., trucking), customs clearance, and warehousing. In January 1998, Falcon purchased 16 transport vehicles and a communications system. It is currently engaged in discussions with the Chadian governmental authorities regarding the transportation of cotton, the country's main export, though no agreement with respect to same has been executed. In addition, Falcon has commenced discussions with several large foreign corporations setting up to do business in Chad in order to provide their trucking needs. In May 1998, Falcon executed a contract with ELF Oil TChad S.A., a French oil company for whom Falcon has agreed to transport diesel fuel and gasoline for a period of three years, commencing August 1, 1998. In June 1998, Falcon and Total Chad, a French company registered in Chad, executed a letter of intent for the transportation of fuel from Limbe, Cameroon to N'Djamena, Chad. The contract is expected to commence in October 1998

         In February 1998, through the sale of the Debentures, the Company raised a gross aggregate of $450,000 for the Chadian operation. These funds are being used to purchase trucks and to establish offices and operations in Chad.

         The Company's executive offices are located at 53-09 97th Place, Corona, New York 11368. The Company's telephone number at its principal office is (718) 699-0100.

                                  RISK FACTORS

         The Securities offered hereby are speculative and involve a high degree of risk. The purchase of Securities should not be considered by anyone who cannot afford the risk of loss of his entire investment. The statements contained in this Prospectus which are not historical facts contain forward looking information with respect to plans, projections, or future performances of the Company, the occurrences of which involve certain risks and uncertainties as detailed herein.

         1. Unanticipated Costs, Expenses, and Difficulties in Commencing Projects as a General Contractor. Although NY and Joseph M. Polito have experience as subcontractors in the erection and fabrication of steel structures, neither has experience as a general contractor. NY is expanding its operations and is seeking projects in its capacity as a general contractor, however. There can be no assurances that NY will be able to implement this aspect of its business plan successfully or that unanticipated expenses, problems, or difficulties will not result in material delays in the implementation or ability of NY to implement such plan.

                  As general contractor, NY will contract directly with the owner to perform an entire project at a set value. NY will be responsible for all aspects of the project and will be required to hire and oversee the work of subcontractors. In addition to the unanticipated costs or problems that may be incurred as a general contractor, many contracts are also subject to completion requirements with liquidated damages assessed against NY if schedules are not met. NY has not been materially adversely affected by these provisions in the past as a subcontractor. NY has submitted general contracting bids on several public and private sector projects, one of which has been accepted, and work therefor is expected to commence in August 1998. See "Business - Recent Developments."

                  NY has commenced two projects as a prime contractor. A prime contractor is a contractor which performs a specific category of work on a project. Unlike the general contractor, the prime contractor is responsible for performance of that category alone, not the entire project. Like the general contractor, the prime contractor typically contracts directly with the owner or via the owner's construction manager acting as agent therefor; thus, unlike the subcontractor, the prime contractor is responsible exclusively to the owner.

         2. Operations Conducted in Chad, a Country Located in Africa; Dependence on Political and Economic Stability of Chad. The Chadian operation will be conducted in N'Djamena, Chad, a country located in Central Africa. To effectively manage operations thereat, the Company must (i) engage persons with managerial skills appropriate to Chad's business operations; and (ii) implement an effective supervisory program which will include a continual flow of reliable current information to its Officers in the United States and frequent reports from, and visits to, the operation. Likewise, the Company must ensure compliance with Chadian laws, rules, and regulations, particularly with respect to licenses, permits, and governmental authority.

                  Richard Miller has been engaged by Falcon and Portshop, respectively, as

Chief Executive Officer thereof, and is charged with running the Chadian operation. This operation is subject to more administrative costs and greater security and operational risks than would be incurred if the operations were conducted solely in the United States. Mr. Miller has no prior experience working in Chad; therefore, no assurances can be given that he (or other persons hired to work in Chad) effectively will be able to supervise and operate the Chadian operation.

                  Chad is located in a region where there is ongoing political turmoil. Accordingly, the success of the Chadian operation is, and will continue to be, dependent on the political and economic stability of the country in general.

         3. Expansion of Business Activities; Entrance into New Market Segment. The Company presently operates as a contractor primarily for large steel erection projects. Recently, however, with the formation of Royal Steel, the Company has expanded its operations and has entered a new market segment in the construction industry whereby, via Royal, it shall undertake small steel erection projects having a maximum contract value approximating $350,000. In addition, with the formation of Falcon and Portshop, the Company has undertaken operations in which it has no prior experience, wherein it shall (i) provide trucking, warehousing, and forwarding services; and (ii) stock and operate a duty free store in Chad's sole international airport. The Company's Royal Steel venture constitutes its entree into a new market segment of the construction industry, whereas its Falcon and Portshop ventures constitute its entree into two entirely new industries. There can be no assurance that the Company will be successful in the new construction market segment or in the new industries it has undertaken in Chad. Moreover, (i) the Company's management's lack of trucking and duty free shop operating experience; and (ii) Chad's political instability may result in unanticipated problems, expenses, difficulties, complications, and delays in the Company's operations.

         4. Dependence on Bonding; Bonding Requirements. As a general contractor, and to some extent as a subcontractor, NY anticipates being required to provide bonding in the form of Bid and/or Performance Bonds. Most government contracts require bonding. Bids are submitted to the company accepting the bids together with Bid Bonds. A Bid Bond is a bond issued by a bonding company which is usually in an amount equal to 10% of the bid price and which guarantees that the contractor will be able to produce such other additional documents and information required in order to commence the project including the issuance of a Performance Bond. A Performance Bond is a guarantee by a surety, customarily 100% of the value of the contract amount, that the contractor will complete the project pursuant to the terms and conditions of the contract.

                  In determining whether to issue a bond, surety companies perform credit checks and other due diligence disclosure requirements and investigate NY's capitalization, working capital, past performance, management's expertise, and other factors. The surety companies require companies receiving bonding to maintain certain amounts of capital and liquid assets and base the amount of bonding they will issue on a formula, which is usually based on certain industry standards which take into account such factors. There can be no assurance that the Company will meet all or any of these requirements and continue to maintain bonding for its projects. See "Business - Insurance and Bonding."

         5. Inability to Obtain New York State and City Agency Projects as a General Contractor. New York State agencies require bonds from bonding companies they have approved. NY has received bonding from a company which is not approved for state and city projects; therefore, NY is unable to bid as a general contractor on projects for New York State and City agencies. NY has approached several New York approved bonding companies; however, as of the date hereof, it has not been approved by any such company to receive bonding.

                  There can be no assurance that NY will be able to obtain bonding from a New York licensed bonding company. In addition, new or proposed legislation in various jurisdictions may require the posting of substantial additional bonds or require other financial assurances for particular projects. Therefore, there can be no assurances that NY will be able to implement its proposed business plan to obtain projects as a general contractor. See "Business
- The  Company,"  "-- The  Contract  Process;  Bidding"  and "--  Insurance  and
Bonding."

         6. Risk Associated with Type of Bid. There are two types of bid requests made by a soliciting entity: a unit cost bid and a lump-sum bid. The unit cost bid is based upon a cost per unit basis; a lump-sum bid obligates NY to complete the project at a fixed price. With a lump-sum bid, the risk of estimating the quantity of units required for a particular project is on NY, while with a unit cost bid, NY must estimate the per unit cost, not the number of units needed. Any increase in NY's unit cost over its unit bid price or cost over its lump-sum bid, whether due to inefficiency, faulty estimates, weather, inflation, or other factors, must be borne by NY and may adversely affect its, and hence the Company's, results of operations. See "Business - The Contract Process; Bidding."

         7. Amount and Concentration of Construction Projects and Receivables. For the year ended June 30, 1997, NY had three unrelated customers, which accounted for approximately 86% of total revenues. For the nine months ended March 31, 1998, NY had three unrelated customers, which accounted for approximately 84% of total revenues. At June 30, 1997 and March 31, 1998, approximately 83% and 72% of contracts receivables are due from four and two customers, respectively. The discontinuance of any of these projects, or a general economic downturn in the State of New York, in which the projects are located, could have a material adverse effect on NY's results of operations.

         8. Competition. All aspects of NY's business are and will continue to be highly competitive. Many subcontractors and general contractors have substantially greater personnel and financial resources and sales than those of NY. When general contractors seek construction contracts, they request bids from numerous subcontractors based on the various requirements of the project. These subcontractors compete primarily as to price, name recognition, and prior performance.

                  In steel erection, NY competes with the following construction companies, all of which are of the approximate same size as (or larger than) NY:
American  Bridge Co.;

Empire City Iron Works; Falcon Steel Co., Inc.; Grow Tunneling Corp.; Karl Koch Erecting Co., Inc.; A.J. McNulty & Co., Inc.; Metro Steel Company, Inc.; Midlantic Erectors, Inc.; Midwest Steel, Inc./Canron; Rice Mohawk U.S. Construction Co.; Steel Services Corporation; and Thunderbird Constructors, Inc. In general contracting, NY competes with Enterprises, Inc.; Felix Industries; Frontier Kemper Construction; Halmar Contracting; John P. Picone, Inc.; Judlau Contracting, Inc.; Keystone Construction; Kiska Construction Corp.; R.A. Gottlieb, Inc.; Seacrest Construction Co.; Schiavone Construction; Silverite Construction Co.; Yonkers Contracting Co., Inc.; and Zollo Construction Corp.

                  The driving force behind NY's name recognition in the construction industry is the thirty plus year presence therein of Joseph Polito (and many of his employees), which presence serves also to confirm NY's prior performance; therefore, the loss of Mr. Polito and other Company employees could have an adverse effect on the Company's ability to compete in the industry. In addition, regarding prior performance, while NY has operated only since 1993, other companies owned by Mr. Polito (i.e., Atlas Gem Erectors Co. Inc. ("Atlas Gem"), a former steel erector subcontractor or prime contractor for private and governmental construction projects) was incorporated in 1986 and operated as such until NY purchased its assets in 1993. See Risk Factor No. 15 - "Dependence on Management; Ailing Health of Joseph M. Polito."

                  As a general contractor, NY will be competing with many larger and more experienced (and thus more established) contractors whose names are more readily recognized and whose relationships with federal and state municipalities and agencies - and those private companies who solicit bids for bridge and roadway repair and replacement projects and the furnishing and erection of steel structure for buildings projects - have been established. NY's competitors are numerous, and many have substantially greater research and development, marketing, financial, and human resources than NY. There can be no assurance that NY will be able to compete successfully. See Risk Factor No. 15 - "Dependence on Management; Ailing Health of Joseph M. Polito" and "Business - Competition."

         9. Dependence on Suppliers; Subcontractors; Union Employees. NY receives approximately 60% of the steel it requires from Hirschfeld Steel Co., Inc. ("Hirschfeld"). NY currently depends upon various vendors to supply spare parts, cranes, and other heavy equipment, and its ability to hire skilled workers depends upon its ability to comply with certain union agreements and contracts. NY does not depend on any one vendor to provide it with spare parts, cranes, and other heavy equipment. NY rents an immaterial amount of cranes from Crown Crane, Inc. ("Crown"), a company of which Joseph M. Polito is a 50% shareholder, and an immaterial amount of generators and other equipment from Atlas Gem Leasing Inc. ("AGLI"), a company which is wholly-owned by Joseph M. Polito. NY believes that there are a sufficient number of vendors so that in the event any individual or group of vendors can no longer service NY's needs, NY will be able to find other vendors at competitive prices.

                  NY   hires   skilled   steel   workers   represented   by  the
International Union of Structural Ironworkers, Locals 40, 361, & 417 and International Operating Engineers Locals

14, 14B, 15, 15A, 15C, 15D, and 825 and Cement Masons Local 472 (collectively referred to as the "Unions"). NY must comply with agreements with the unions, which agreements regulate all employment issues - including pay, overtime, working conditions, vacations, benefits, etc. - between NY and the union employees. These agreements expire on June 30, 1999. No assurance can be given that NY will continue to be in compliance with the Unions or successfully negotiate extensions to NY's agreements with such Unions. In the event problems or conflicts with the Unions arise or there is a loss of skilled steel and operating engineers, this would have a detrimental effect on NY's operations.

                  NY's success as a general contractor, in part, will be dependent upon its ability to hire workers and comply with union contracts and agreements and to oversee and retain qualified subcontractors to perform certain work for projects NY receives as general contractor. Although NY believes that it will be able to attract subcontractors to bid on projects it bids as general contractor, there can be no assurances that NY will in fact be able to attract such subcontractors. As a general contractor, NY will be responsible for performance of the entire contract, including the work to be performed by subcontractors. Accordingly, NY may be subject to substantial liability if a subcontractor fails to perform as required. In addition, unanticipated difficulties may arise in hiring and overseeing subcontractors. See "Business - Suppliers and Subcontractors" and "-- The Contract Process."

         10. Government Regulation; Potential Liability for Environmental Damages and Personal Injuries. NY must comply with the Occupational Safety and Health Administration ("OSHA"), a federal agency which regulates and enforces the safety rules and standards for the construction industry. It also must comply with (i) the New York City Department of Buildings, which regulates the placement and testing of cranes; and (ii) the New York Department of Transportation which regulates the location of the cranes, vehicular traffic, and the routing of pedestrian traffic. In addition, NY must comply with a wide range of other state and local rules and regulations applicable to its business, including regulations covering labor relations, safety standards, affirmative action, and the protection of the environment including requirements in connection with water discharge, air emissions, and hazardous and toxic substance discharge. Continued compliance with OSHA and the broad federal, state, and local regulatory network is essential and costly, and the failure to comply with such regulations may have an adverse effect on NY's operations.

                  The construction industry is subject to significant risks of statutory, contractual, and common law liability for environmental damages and personal injury. NY, and in certain instances, its Officers, Directors, and employees, may be liable for claims arising from its on-site or off-site services, including mishandling of hazardous or non-hazardous waste materials or environmental contamination caused by NY or its subcontractors, the costs of which could be substantial, even if NY exercises due care and complies with all relevant laws and regulations. NY is also subject to worker and third party claims for personal injury, resulting in substantial liability for which it may be uninsured. NY carries insurance which it considers sufficient to meet regulatory and customer requirements and to protect NY's assets and operations. Nevertheless, an uninsured claim against NY could have a material adverse effect on NY's financial condition and results of operations. Moreover, any inability to obtain insurance of the type and in the amounts required in connection with specific projects could impair NY's ability to bid on or complete such projects. See "Business - Government Regulations" and " --Litigation."

         11. Payroll Taxes. As of March 31, 1998, the Company's subsidiaries, NY and MD, owe the Internal Revenue Service, New York State, and New York City withholding taxes (including estimated penalties and interest) of approximately $2,186,484. If such amounts are not paid, the aforesaid authorities can levy on the accounts, assets, and future earnings of these companies, which levy could potentially force NY to cease operations (MD ceased operations in November
1996). See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         12. Seasonality; Weather Conditions. Though NY does not believe its business is seasonal, its operations slow during the winter months due to the decreased productivity of the workers caused by the inability to work in severe weather conditions. As a result of the foregoing, NY's costs are increased.

         13. Control by Management and Joseph M. Polito. Joseph M. Polito, President and a Director of the Company owns approximately 66.3% of the Common Stock of the Company. Accordingly, Mr. Polito will continue to be able to elect the entire Board of Directors of the Company and to direct the affairs of the Company. The investors in this Offering will not be able to elect any Directors.

         14. Conflicts of Interest. Joseph M. Polito estimates that he devotes 80% of his business time to the operations of NY and a combined 20% to all of the other companies he owns and operates. Because Mr. Polito is an Officer, Director, and principal shareholder in other companies, some of which transact business with the Company and NY, certain issues may pose conflicts of interest, and decisions made by Mr. Polito with respect to such issues may compromise Mr. Polito's fiduciary duty to the Company and NY. Any remedy under state law, in the event such circumstances arise, most likely would be prohibitively expensive and time consuming.

                  In June 1995, the Board of Directors formed an audit committee which comprises two outside Directors and one inside Director, Ronald Polito. The audit committee reviews the Company's audited financial statements and any potential conflicts of interest between any of the Company's Officers,
Directors, employees, affiliates, or associates. In addition to the audit committee reviewing and resolving any conflicts of interest, the Officers and Directors of the Company have a fiduciary obligation to deal fairly and in good faith with the Company. See "Management," "Certain Relationships and Related Transactions," "Business - History" and "Description of Securities."

         15. Dependence on Management; Ailing Health of Joseph M. Polito. The Company and NY are dependent upon the personal efforts and abilities of Joseph
M. Polito, the President and majority shareholder of the Company, of which NY is a majority owned subsidiary. Mr. Polito entered into a three year employment agreement with NY: the agreement expires in June 1998. Pursuant to the terms of the agreement, he is restricted from competing with NY. Mr. Polito has agreed to devote 80% of his business time to the operations of NY.

                  Mr. Polito's cardiologist and neurologist have diagnosed him with (i) coronary artery disease, severe angina, significant hypertension, and
(ii) cerebrovascular compromise and recurrent TIA, respectively. These diagnoses are indicative of a high probability of acute heart attack, stroke, and possibly sudden death given high levels of stress and anxiety. The threat of such occurrences has prevented and shall continue to prevent Mr. Polito from performing certain functions, such as completing full work weeks or working excessive hours, which would exert too great a physical strain on his health. Because the relationships forged by Mr. Polito throughout the years in the industry are a significant factor in NY's obtaining projects from general contractors, the loss of the services of Mr. Polito would adversely affect the business of NY, and hence, the Company. Neither NY nor the Company has key-man insurance on the lives of Mr. Polito or any other Officer or Director. See "Managemen - Employment Agreements."

         16. Indemnification of Officers and Directors. As permitted under the Delaware General Corporation Law, the Company's Certificate of Incorporation provides for the indemnification and elimination of the personal liability of the Directors to the Company or any of its shareholders for damages for breaches of their fiduciary duty as Directors. As a result of the inclusion of such provision, shareholders may be unable to recover damages against Directors for actions taken by them which constitute negligence or gross negligence or that are in violation of their fiduciary duties. The inclusion of this provision in the Company's Certificate of Incorporation may reduce the likelihood of derivative litigation against Directors and other types of shareholder litigation. Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, Officers, and controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. See "Business - Recent Developments" and "Management."

         17. Limited Public Market for Securities. At present, there is a limited public market for the Company's Securities, which are traded on Nasdaq under the symbol "USBG." There is no assurance that a continued regular trading market will develop, or that if one does develop, it will be sustained for any period of time; therefore, purchasers of the Company's Securities may be unable to resell same at or near their original offering price or at any price. Furthermore, it is unlikely that a lending institution will accept the Company's securities as pledged collateral for loans even if a regular trading market does develop. The underwriter of the Company's Initial Public Offering ("IPO") was a dominant influence in the market for the Company's Securities until the underwriter ceased operating in August 1996. The market for the Company's Securities has been significantly affected, and may continue to be affected, by the loss of this market maker's participation in the market, and this lack of participation may cause a significant decrease in the liquidity of an investment in such Securities.

         18. No Dividends and None Anticipated. The Company has not paid any dividends; nor, because of its present financial status and its contemplated financial requirements, does it contemplate or anticipate paying any dividends upon its Common Stock in the foreseeable future. See "Dividend Policy."

         19. Increased Public Float Through Shares Available for Resale. A total of 7,844,148 shares of Common Stock have been issued by the Company, approximately 5,084,156 of which may be deemed "restricted securities" (as such term is defined in Rule 144 issued under the Act). In the future, such shares may be publicly sold only if registered under the Act or pursuant to an exemption from registration. Most of the 5,084,156 shares have been held in excess of one year and may be sold in accordance with Rule 144. In connection with the Offering, which closed in February 1998, the Company generated proceeds in the gross aggregate of $450,000 through the sale of Debentures, each Debenture convertible into Common Stock pursuant to a conversion schedule. It is estimated that the number of shares actually issuable upon conversion of the Debentures shall be 562,500 shares though this amount may increase in accordance with the conversion provisions of the Debentures. This Registration Statement registers the resale of the Shares issuable upon conversion of the Debentures as well as the Shares underlying the Warrants which were granted to the private placement investors. The Debentures and Warrants, as well as the Shares underlying same, were issued in a private transaction, exempt from the registration requirements of the Act in accordance with ss.4(2) thereof. See "Capitalization." Any sales under Rule 144 or resales pursuant to this prospectus, would, in all likelihood, have a depressive effect on the market price for the Company's Common Stock. See "Shares Eligible for Future Sale."

         20. Possible Future Dilution. The Company has authorized capital stock of 50,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of Preferred Stock, par value $.0001 per share. Inasmuch as the Company may use authorized but unissued shares of Common Stock without stockholder approval in order to acquire businesses, to obtain additional financing, or for other corporate purposes, there may be further dilution of the stockholders' interests.

         21. Possible Delisting of Securities from Nasdaq Stock Market; Risks of Low Priced Stocks. In August 1997, Nasdaq increased its maintenance requirements, whereby in order to continue to be listed on Nasdaq, the Company is required to maintain (i) net tangible assets of at least $2,000,000; (ii) at least 500,000 shares in the public float; (iii) a minimum market value for the public float of $1,000,000; (iv) a minimum bid price of $1.00; (v) two market makers; and (vi) at least 300 stockholders. In April 1998, the Company was notified by Nasdaq that it did not meet criteria (iv) above and, therefore, that its securities would be delisted if said criteria was not met within a 90 day compliance period expiring July 24, 1998. While the Company is striving to rectify this deficiency, and will request a hearing to oppose the delisting (as is its right), there can be no assurance that the Company's Securities will not be delisted. In the event the Company's Securities are delisted from Nasdaq, trading, if any, in the Securities will thereafter be conducted on the over-the-counter market on the OTC Bulletin Board. Consequently, an investor may find it more difficult to dispose, or to obtain accurate quotations as to the price, of the Company's Securities. Quotation on Nasdaq does not imply that a meaningful, sustained market for the Company's Securities will develop or that if developed, it will be sustained for any period of time.

         22. Penny Stock Regulation. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on Nasdaq, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, investors in this Offering may find it more difficult to sell their securities.

         23. Risks Associated with Holding Company Status. The Company is a holding company with no operations of its own, and its principal assets comprise the outstanding stock of its operating subsidiaries through which the Company operates. Accordingly, in order to pay its expenses and meet its obligations and to pay any cash dividends or distributions (which may be authorized by its Board of Directors) on its Common Stock, the Company depends on (i) the earnings and cash flows of its operating subsidiaries; and (ii) the dividends and distributions from such subsidiaries. There can be no assurance (i) that the Company's operating subsidiaries will generate sufficient earnings and cash flows to pay dividends or distribute funds to the Company to enable the Company to meet its obligations and pay its expenses; or (ii) that applicable contractual restrictions, including negative covenants contained in the instruments and agreements covering indebtedness of such operating subsidiaries, will permit such distributions or dividends.

         24. Mechanic's Liens. Three actions to foreclose upon mechanic's liens, in the aggregate amount of $3,323,837, were commenced by NY in fiscal year 1997. In fiscal year 1998, NY commenced suit to foreclose a mechanic's lien in the amount of $13,640,767: this lien was discharged on the posting by the lien-debtor of a $14,254,730 bond. The amounts of the mechanic's liens filed by NY in the Perini, Kiska, and EklecCo actions were determined by final requisitions remitted by NY to the lien-debtors who failed to tender payment for same. Such amounts may include claims which have not been recorded in accordance with NY's revenue recognition accounting policy and SOP 81-1, paragraph 66 as such amounts have not been received or awarded. The actions to foreclose the liens, which are typically resolved within two to four years from commencement (via trial on the merits or settlement), are based on filed mechanic's liens and general contract law and, specifically, seek payment for labor performed and materials supplied pursuant to and outside the respective contracts.

                  While NY expects to proceed with the aforesaid actions through trial, there can be no assurance that judgment will be rendered in its favor, or that if judgment is rendered in its favor, that NY will recover the entire amount due and owing it under the liens plus attorney's fees, interests, and additional costs of litigation. See "Business - Legal Proceedings."

1994 Senior Management Incentive Plan

         In December 1994, the Board of Directors adopted the 1994 Senior Management Incentive Plan (the "Management Plan") which was thereafter approved by shareholder consent. The Management Plan provides for the issuance of up to 2,000,000 shares of the Company's Common Stock in connection with the issuance of stock options and other stock purchase rights to Executive Officers and consultants.

         In December 1996, the Company issued 575,000 stock options to Messrs. Joseph, Ronald, and Steven Polito as follows: Mr. Polito received an option to purchase 400,000 shares of Common Stock (he exercised the option and purchased 125,000 shares in March 1997 and shortly thereafter sold 60,000 of said shares); Steven Polito received an option to purchase 100,000 shares of Common Stock; and Ronald Polito received an option to purchase 75,000 shares of Common Stock. In March 1998, pursuant to the Management Plan, the Company issued bonuses of 150,000 shares of Common Stock to Joseph M. Polito and 25,000 shares of Common Stock to each of Ronald Polito and Steven Polito.

         The adoption of the Management Plan was prompted by the Company's desire (i) to attract and retain qualified personnel, whose performance is expected to have a substantial impact on the Company's long-term profit and growth potential, by encouraging those persons to acquire equity in the Company; and (ii) to provide the Board with sufficient flexibility regarding the forms of incentive compensation which the Company will have at its disposal in rewarding Executive Officers, key employees, and consultants without unnecessarily depleting the Company's cash reserves. The Management Plan is designed to augment the Company's existing compensation programs and is intended to enable the Company to offer executives, key employees, and consultants a personal interest in the Company's growth and success through the grant of stock options and/or other rights pursuant to the Management Plan. It is contemplated that only those executive management employees (generally the Chairman of the Board, Vice Chairman, Chief Executive Officer, Chief Operating Officer, President, and Vice President of the Company), key employees, and consultants who perform services of special importance to the Company will be eligible to receive compensation under the Management Plan. A total of 2,000,000 shares of Common Stock are reserved for issuance under the Management Plan.

         Unless otherwise indicated, the Management Plan is to be administered by the Board of Directors or a committee of the Board, if such a committee is appointed for this purpose (the Board or such committee, as the case may be, shall be referred to in the following description as "the Administrator"). Subject to the specific provisions of the Management Plan, the Administrator will have the discretion to determine (i) the recipients of the awards; (ii) the nature of the awards to be granted; (iii) the dates such awards will be granted;
(iv) the terms and conditions of the awards; and (v) the interpretation of the Management Plan, except that any award granted to any employee of the Company who is also a Director of the Company shall also be subject - in the event the persons serving as members of the Administrator of the Management Plan at the time such award is proposed to be granted do not satisfy the requirements regarding the participation of "disinterested persons" set forth in Rule 16b-3 (" Rule 16b-3") promulgated under the Exchange Act - to the approval of an auxiliary committee consisting of not less than two individuals who are considered "disinterested persons" as defined under Rule 16b-3. As of the date hereof, the Company has not yet determined who will serve on such auxiliary committee, if one is required.

         The Management Plan generally provides that, unless the Administrator determines otherwise, each option or right granted shall become exercisable in full upon certain "change of control" events as described in the Management Plan, or subject to any right or option granted under the Management Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or otherwise), the Administrator will make appropriate adjustments to such plans and the classes, number of shares, and price per share of stock subject to outstanding rights or options. Generally, the Management Plan may be amended by action of the Board of Directors, except that any amendment which (i) would increase the total number of shares subject to such plan; (ii) extend the duration of such plan; (iii) materially increase the benefits accruing to participants under such plan; or (iv) change the category of persons who can be eligible for awards under such plan, must be approved by the affirmative vote of a majority of the shareholders entitled to vote. The Management Plan permits awards to be made thereunder until November 2004.

         Directors who are not otherwise employed by the Company will not be eligible for participation in the Management Plan. The Management Plan provides for five types of awards: stock options, incentive stock rights, stock appreciation rights (including limited stock appreciation rights), restricted stock purchase agreements, and restricted stock (as described below).

         Stock Options. Options granted under the Management Plan may be either incentive stock options ("ISOs") or options which do not qualify as ISOs ("non-ISOs"). ISOs may be granted at an option price of not less than 100% of the fair market value of the Common Stock on the date of grant, except that an ISO granted to any person who owns capital stock representing more than 10% of the total combined voting power of all classes of Common Stock of the Company ("10% stockholder") must be granted at an exercise price of at least 110% for the fair market value of the Common Stock on the date of the grant. The exercise price of the non-ISOs may not be less than 85% of the fair market value of the Common Stock on the date of grant. Unless the Administrator determines otherwise, no ISO or non-ISO may be exercisable earlier than one year from the date of grant. ISOs may not be granted to persons who are not employees of the Company. ISOs granted to persons other than 10% stockholders may be exercisable for a period of up to ten (10) years from the date of grant; ISOs granted to 10% stockholders may be exercisable for a period of up to five years from the date of grant. No individual may be granted ISOs that become exercisable in any calendar year for Common Stock having a fair market value at the time of grant in excess of $100,000. Non-ISOs may be exercisable for a period of up to thirteen (13) years from the date of grant.

         Payment for shares of Common Stock purchases pursuant to exercise of stock options shall be paid in full in (i) cash, (ii) by certified check, or, (iii) at the discretion of the Administrator by shares of Common Stock having a fair market value equal to the total exercise price or (iv) by a combination of the above. The provision that permits the delivery of already owned shares of stocks as payment for the exercise of an option may permit "pyramiding." In general, pyramiding enables a holder to start with as little as one share of common stock and, by using the shares of common stock acquired in successive, simultaneous exercises of the option, to exercise the entire option, regardless of the number of shares covered thereby, with no additional cash or investment other than the original share of common stock used to exercise the option.

     Upon termination of employment or consulting services, an optionee will be entitled to exercise the vested portion of an option for a period of up to three months after the date of termination, except that if the reason for termination was a discharge for cause, the option shall expire immediately, and if the reason for termination was for death or permanent disability of the optionee, the vested portion of the option shall remain exercisable for a period of twelve
(12) months thereafter.

     Incentive Stock Rights. Incentive stock rights consist of incentive stock units equivalent to one share of Common Stock in consideration for services performed for the Company. Each incentive stock unit shall entitle the holder thereof to receive, without payment of cash or property to the Company, one share of Common Stock in consideration for services performed for the Company or any subsidiary by the employee, subject to the lapse of the incentive periods, whereby the Company shall issue such number of shares upon the completion of each specified period. If the employment or consulting services of the holder with the Company terminate prior to the end of the incentive period relating to the units awarded, the rights shall thereupon be null and void, except that if termination is caused by death or permanent disability, the holder or his/her heirs, as the case may be, shall be entitled to receive a pro rata portion of the shares represented by the units, based upon that portion of the incentive period which shall have elapsed prior to the holder's death or disability.

     Stock Appreciation Rights (SARs). SARs may be granted to recipients of options under the Management Plan. SARs may be granted simultaneously with, or subsequent to, the grant of a related option and may be exercised to the extent that the related option is exercisable, except that no general SAR (as hereinafter defined) may be exercised within a period of six months of the date of grant of such SAR, and no SAR granted with respect to an ISO may be exercised unless the fair market value of the Common Stock on the date of exercise exceeds the exercise price of the ISO. A holder may be granted general SARs ("General SARs") or limited SARs ("Limited SARs"), or both. General SARs permit the holder thereof to receive an amount (in cash, shares of Common Stock, or a combination of both) equal to the number of SARs exercised multiplied by the excess of the fair market value of the Common Stock on the exercise date over the exercise price of the related option. Limited SARs are similar to General SARs, except that, unless the Administrator determines otherwise, they may be exercised only during a prescribed period following the occurrence of one or more of the following "Change of Control" transaction: (i) the approval of the Board of Directors of consolidation or merger in which the Company is not the surviving corporation, the sale of all of substantially all the assets of the Company, or the liquidation or dissolution of the Company; (ii) the commencement of a tender or exchange offer for the Company's Common Stock (or securities convertible into Common Stock) without the prior consent of the Board; (iii) the acquisition of beneficial ownership by any person or other entity (other than the Company or any employee benefit plan sponsored by the Company) of securities of the Company representing 25% or more of the voting power of the Company's outstanding securities; or (iv) if during any period of two years or less, individuals who at the beginning of such period constitute the entire Board cease to constitute a majority of the Board, unless the election, or the nomination for election, of each new Director is approved by at least a majority of the Directors then still in office.

     The exercise of any portion of either the related option or the tandem SARs will cause a corresponding reduction in the number of shares remaining subject to the option or the tandem SARs, thus maintaining a balance between outstanding options and SARs.

     Restricted Stock Purchase Agreements. Restricted Stock Purchase Agreements provide for the sale by the Company of shares of Common Stock at prices to be determined by the Board, which shares shall be subject to restrictions on disposition for a stated period during which the purchaser must continue employment with the Company in order to retain the shares. Payment must be made in cash. If termination of employment occurs for any reason within six months after the date of purchase, or for any reason other than death or by retirement with the consent of the Company of the Company after the six-month period but prior to the time that the restrictions on disposition lapse, the Company shall have the option to reacquire the shares at the original purchase price.

     Restricted Stock. Restricted shares awarded under the Management Plan will be subject to a period of time designated by the Administrator (the "restricted period") during which the recipient must continue to render services to the Company before the restricted shares will become vested. The Administrator may also impose other restrictions, terms and conditions that must be fulfilled before the restricted shares may vest.

     Upon the grant of restricted shares, stock certificates registered in the name of the recipient will be issued and such shares will constitute issued and outstanding shares of Common Stock for all corporate purposes. The holder will have the right to vote the restricted shares and to receive all regular cash dividends (and such other distributions as the Administrator may designate), if any, which are paid or distributed on the restricted shares and, generally, to exercise all other rights as a holder of Common Stock, except that, until the end of the restricted period; (i) the holder will not be entitled to take possession of the stock certificates representing the restricted shares and (ii) the holder will not be entitled to sell, transfer or otherwise dispose of the restricted shares. A breach of any restrictions, terms, or conditions established by the Administrator with respect to any restricted shares will cause a forfeiture of such restricted shares.

     Upon expiration of the applicable restriction period and the satisfaction of any other applicable conditions, all or part of the restricted shares and any dividends or other distributions not distributed to the holder (the "retained distributions") thereon will become vested. Any restricted shares and any retained distributions thereon which do not so vest will be forfeited to the Company. If prior to the expiration of the restricted period a holder is terminated without cause or because of a total disability (in each case as defined in the Management Plan), or dies, then, unless otherwise determined by the Administrator at the time of the grant, the restricted period applicable to each award of restricted shares will thereupon be deemed to have expired. Unless the Administrator determines otherwise, if a holder's employment terminates prior to the expiration of the applicable restricted period for any reason other than as set forth above, all restricted shares and any retained distributions thereon will be forfeited.

     Accelerating of the vesting of the restricted shares shall occur, under the provisions of the Management Plan, on the first day following the occurrence of any of the following: (a) the approval by the stockholders of the Company of an "Approved Transaction"; (b) a "Control Purchase"; or (c) a "Board Change."

     An "Approved Transaction" is defined as (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock will be converted into cash, securities, or other property other than a merger of the Company in which the holders of the Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger; or (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or (C) the adoption of any plan or proposal for the liquidation or dissolution of the Company.

     A "Control Purchase" is defined as circumstances in which any person (as such term is defined in ss.ss. 13(d)(3) and 14(d)(2) of the Exchange Act), corporation, or other entity (other than the Company or any employee benefit plan sponsored by the Company) (A) shall purchase any Common Stock of the Company (or securities convertible into the Company's Common Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior consent of the Board of Directors, or (B) shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of Directors (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire the Company's securities).

     A "Board Change" is defined as circumstances in which, during any period of two consecutive years or less, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the company's stockholders, of each new Director was approved by a vote of at least a majority of the Directors then still in office.

1994 Employee Stock Option Plan

     In December 1994, the Board of Directors adopted the 1994 Senior Employee Incentive Plan (the "Employee Plan"). This plan was adopted by shareholder consent also. The Employee Plan provides for the issuance of up to 2,000,000 shares of the Company's Common Stock in connection with the issuance of stock options to key employees of the Company.

     The adoption of the Employee Plan was prompted by the Company's desire (i) to attract and retain qualified personnel, whose performance is expected to have a substantial impact on the Company's long-term profit and growth potential, by encouraging those persons to acquire equity in the Company; and (ii) to provide the Board with sufficient flexibility regarding the forms of incentive compensation which the Company will have at its disposal in rewarding key employees, advisors, and independent consultants without unnecessarily depleting the Company's cash reserves. The Employee Plan is designed to augment the Company's existing compensation programs and is intended to enable the Company to offer employees a personal interest in the Company's growth and success through the grant of stock options. A total of 2,000,000 shares of Common Stock are reserved for issuance under the Employee Plan.

     Under the Employee Plan, options to purchase an aggregate of not more than 2,000,000 shares of Common Stock may be granted from time to time to key employees, advisors and independent consultants to the Company and its subsidiaries. It is anticipated that awards made under the Employee Plan will be subject to vesting periods, although the vesting periods are subject to the discretion of the Board of Directors or Administrator of the plan. If approved, awards under the Employee Plan may be made until January 1, 2004 when the Employee Plan terminates.

     The Employee Plan is to be administered by the Board of Directors. Subject to the specific provisions of the Employee Plan, the Administrator is generally empowered to (i) interpret the plan; (ii) prescribe rules and regulations pertaining thereto; (iii) determine the terms of the option agreements; (iv) amend them with the consent of the optionee; (v) determine the employees to whom options are to be granted; and (vi) determine the number of shares subject to each option and the exercise price thereof. The per share exercise price for incentive stock options ("ISOs") will not be less than 100% of the fair market value of a share of the Common Stock on the date the option is granted (110% of fair market value on the date of grant of an ISO if the optionee owns more than 10% of the Common Stock of the Company).

     Options will be exercisable for a term determined by the Board which will not be less than one year. Options may be exercised only while the original grantee has a relationship with the Company or a subsidiary of the Company which confers eligibility to be granted options or up to ninety (90) days after termination at the sole discretion of the Board. In the event of termination due to retirement, the Optionee, with the consent of the Board, shall have the right to exercise his option at any time during the twelve (12) month period after such retirement. Options may be exercised up to twelve (12) months after death or total and permanent disability. In the event of certain basic changes in the Company, including a change in control of the Company (as defined in the Employee Plan) in the discretion of the Board, each option may become fully and immediately exercisable. ISOs are not transferable other than by will or the laws of descent and distribution. Options may be exercised during the holder's lifetime only by the holder or his or her guardian or legal representative.

     Options granted pursuant to the Employee Plan may be designated as ISOs, with the attendant tax benefits provided under ss.ss. 421 and 422A of the Internal Revenue Code of 1986. Accordingly, the Employee Plan provides that the aggregate fair market value (determined at the time an ISO is granted) of the Common Stock subject to ISOs exercisable for the first time by an employee during any calendar year (under all plans of the Company and its subsidiaries) may not exceed $100,000. The Board may modify suspend, or terminate the Employee Plan, provided, however, that certain material modifications affecting the Plan must be approved by the shareholders, and any change in the Employee Plan that may adversely affect an optionee's rights under an option previously granted under the Employee Plan requires the consent of the optionee.

                              SELLING SHAREHOLDERS

The following table lists the Selling Shareholders with respect to the Shares of Common Stock being registered hereunder; the number of Shares of Common Stock known to the Company to be held by such Selling Shareholders as of March 25, 1998; the number of shares to be sold; and the number and percentage of outstanding shares of Commons Stock to be owned after the sale of the shares hereunder.

The Selling Shareholders intend to offer the shares for sale as a principal for their own account at any time and from time to time on the NASDAQ or otherwise, at prices prevailing at the time of sale, or in private sales and at prices to be negotiated. Joseph M. Polito is the Chairman of the Board, President and Chief Executive Officer of the Company. Ronald J. Polito and Steven J. Polito are the Secretary and a Director and Treasurer and a Director of the Company, respectively.

Selling     Total     Number    Number    Number    Percentage
Shareholder number of of shares of shares of shares of shares of
            shares of issued    of common of common common stock
            common    pursuant  stock to  stock     owned
            stock     to the    be sold** owned     Before    After
            owned     Plan**              after     Off-      Off-
                                          offering  ering(4)  ering(4)

Joseph M. 5,204,156(1)  150,000   150,000  5,054,156  66.3%   64.4%
Polito

Ronald J.   177,500(2)   25,000    25,000     -0-       *       *
Polito

--------

     (1) Includes (i) 275,000 shares issuable upon the exercise of an option which is presently vested and exercisable; (ii) 192,000 shares of Common Stock issued in March 1998 in exchange for 106,667 shares of NY's common stock; and
(iii) 150,000 shares of Common Stock issued in escrow March 1998 pending vesting. Does not include (i) 10,000 shares issuable to Joseph M. Polito upon the exercise of options not presently vested; and (ii) an aggregate of 251,000 shares gifted by Joseph M. Polito, of which 81,000 shares were gifted to members of Joseph M. Polito's family (including 50,000 each to Ronald and Steven Polito) and 70,000 shares were gifted to employees of the Company, as of January 23, 1995. Joseph M. Polito disclaims beneficiary ownership of all shares transferred to his family members.

     (2) Includes (i) 75,000 shares issuable upon the exercise of an option which is presently vested and exercisable; and (ii) 25,000 shares of Common Stock issued in escrow March 1998 pending vesting, 50% on June 1, 1998 and 50% on January 1, 1999.

Steven J.   152,500(3)    25,000    25,000   127,500   1.9%*   1.6*
Polito                                                  (4)


                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The documents listed in (a) through (d) below are hereby incorporated by reference to this Registration Statement on Form S- 8; and all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference in this Registration Statement on Form S-8, and shall be a part hereof from the date of the filing of such documents.

a. The Company's Amendment No. 2 to Form SB-2, as filed with the Securities and Exchange Commission (the "Commission") on June 2, 1998, which contains certified financial statements for the Company's latest fiscal year ended June 30, 1997.

b. The Company's Forms 10-QSB filed with the Commission for the quarters ended December 31, 1997 and March 31, 1998.

c. The description of the Company's Common Stock as contained in the Company's Amendment No. 2 to Form SB-2, as filed with the Commission on June 2, 1998.

d. All reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.



---------
* less than 2.5%
** these shares were issued in escrow in March 1998 subject to a vesting schedule under which one half (1/2) of the shares vest on June 1, 1998 and the balance vest on January 1, 1999.

--------
     (3) Includes (i) 100,000 shares issuable upon the exercise of an option which is presently vested and exercisable; and (ii) 25,000 shares of Common Stock issued in escrow March 1998 pending vesting, 50% on June 1, 1998 and 50% on January 1, 1999.

     (4 )Based upon 7,844,148 shares of Common Stock outstanding as of March 31, 1998.

                                  LEGAL OPINION

The legality of the securities being offered hereby is being passed upon by Sol Freedman, Esq., special counsel to the Registrant.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted under the Delaware General Corporation, the Company's Certificate of Incorporation and By-laws provide for indemnification of a director or officer under certain circumstances against reasonable expenses, including attorneys fees, actually and necessarily incurred in connection with the defense of any action brought against him by reason of his being a director or officer. In addition, the Company's charter documents provide for the elimination of directors' liability to the Company or its shareholders for monetary damages except in certain instances of bad faith, intentional misconduct, a knowing violation of law or illegal personal gain.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the
Company pursuant to any charter, provision, by-law, contract, arrangement, statute or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person of the Company in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           EXEMPTION FROM REGISTRATION CLAIMED

The Shares of Common Stock issued to the Selling Shareholders pursuant to the Management Plan were issued without registration under the Securities Act of 1933, as amended, in accordance with an exemption from registration provided by
Section 4(2) of such Act.